SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): March 31, 2004
                                                            (March 30, 2004)

                                 Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)

     Delaware                    1-13105                    43-0921172
(State or other jurisdiction (Commission File Number)   (I.R.S. Employer
    of incorporation)                                    Identification No.)


            One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
               (Address of principal executive offices)       (Zip code)


       Registrant's telephone number, including area code: (314) 994-2700











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Item 5. Other  Events.

     On March 30, 2004, Arch Coal, Inc. (the "Company"), responded via press release to the FTC's announcement of its intent to block the Company's proposed acquisition of Triton Coal Company.


Item 7.  Exhibits.

         (c) The following Exhibit is filed with this Current Report on Form
             8-K:

            Exhibit No.               Description
              99                      Press Release dated as of March 30, 2004


























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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 31, 2004                      ARCH COAL, INC.



                                            By: /s/ Janet L. Horgan
                                                Janet L. Horgan
                                                Assistant General Counsel and
                                                   Assistant Secretary



























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                                  EXHIBIT INDEX


Exhibit No.                 Description
99                         Press Release dated as of March 30, 2004


































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                                                                     Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                        FOR FURTHER INFORMATION:
                                           Investors:  Deck Slone (314) 994-2717
                                                 Media:  Kim Link (314) 994-2936

                                                           FOR IMMEDIATE RELEASE
                                                                  March 30, 2004

                  Arch Coal Responds to FTC's Intent to Block
                               Triton Acquisition

     ST. LOUIS - Arch Coal, Inc. (NYSE: ACI) today was informed that the Federal Trade Commission (FTC) will file a lawsuit in federal district court to block the company's proposed acquisition of Triton Coal Company.

     "We respectfully disagree with the FTC's decision to seek a preliminary injunction challenging the deal," said Steven F. Leer, Arch Coal's president and chief executive officer. "We continue to believe that this acquisition is pro-competitive and would create tremendous efficiencies that would benefit our customers and ultimately consumers of electricity."

     The lengthy FTC investigation commenced last year following Arch Coal's announcement on May 29, 2003 that the company had signed a definitive agreement to acquire Vulcan Coal Holdings LLC, which owns all of the equity of Triton Coal Company, for a purchase price of $364 million. Subsequently, Arch entered into an agreement on January 30, 2004, to sell the Buckskin Mine to Kiewit Mining Acquisition Company for $82.0 million contingent on the closing of the Vulcan transaction. Buckskin accounts for more than 40 percent of Triton's total production, and this transaction allows for five major producers to remain in the Sourthern Powder River Basin (SPRB). The commission's decision to challenge Arch's acquisition of Triton's North Rochelle mine took into consideration the pending sale of Buckskin to Kiewit.

     "We believe that the FTC incorrectly excluded from its analysis the fact that competition in the coal business is intense and that the transaction would enable Arch itself to become more competitive and responsive to customers' needs," Leer said. "We look forward to presenting the facts in court."

     In effect, Arch is seeking to acquire a single mine - North Rochelle - that shares 5.5 miles of property lines with its existing Black Thunder operation, according to Leer. "We anticipate that the integration of these two mines would create tremendous opportunities for cost savings and synergies that should benefit the customers of both operations," Leer said.

     "In the meantime, Arch continues to focus on meeting the needs of our electric utility customers," he added. "Given the company's cash balance of approximately $325 million and its very manageable debt level, we believe Arch has the financial wherewithal to grow via acquisitions, reserve additions and the continued development of its large and strategic reserve base."

     St.  Louis-based  Arch Coal,  Inc.  is the  nation's  second  largest  coal producer and mines low-sulfur coal exclusively. Through its subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah, Arch provides the fuel for approximately 6 percent of the electricity generated in the United States.

                                      # # #

Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation that it will be able to consummate its acquisition of Vulcan Coal Holdings; the company's ability to realize the anticipated benefits of integrating the North Rochelle and Black Thunder operations if the company's acquisition of Vulcan Coal Holdings is consummated; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.